Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

Unifi, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, No. 333-156090, No. 333-191870 and No. 333-229533 on Form S-8 and No. 333-140580 on Form S-3 of Unifi, Inc. of our reports dated August 26, 2020, with respect to the consolidated balance sheets of Unifi, Inc. as of June 28, 2020 and June 30, 2019, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 28, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 28, 2020, which reports appear in the June 28, 2020 Annual Report on Form 10‑K of Unifi, Inc.

/s/ KPMG LLP

Greensboro, North Carolina

August 26, 2020